Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

FREEDOM FUELS, LLC, DEBTOR IN POSSESSION

AND

SOY ENERGY, LLC

DATED AS OF JULY 29, 2009

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Assignment Agreement (DIP Loans)

Exhibit B	Assignment Agreement (Dividend Cash Flow Note)

Exhibit C	Bill of Sale

Exhibit D	Form of Opinion Letter

SCHEDULES

Company Disclosure Schedule:

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ASSET PURCHASE AGREEMENT

                    THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of July, 2009 by and among Freedom Fuels, LLC, an Iowa limited liability company and debtor in possession (the “Company”) and Soy Energy, LLC, an Iowa limited liability company (“Purchaser”).

R E C I T A L S:

                    WHEREAS, the Company presently owns and operates a biodiesel production facility located at Mason City, Iowa (the “Facility”);

                    WHEREAS, the Company has filed a voluntary petition under Chapter 11 of Title 11 of the United States Code (otherwise referred to as the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Iowa (the “Bankruptcy Court”), case number 09-02468-wle11 and is currently operating its business and managing its property as a Debtor in Possession pursuant to Bankruptcy Code Sections 1107 and 1108.

                    WHEREAS, the Company desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire from the Company, all of the Purchased Assets, as more specifically provided herein (the “Transaction”) which Transaction shall be pursuant to a plan of reorganizations and subject to approval and confirmation by the Bankruptcy Court;

                    WHEREAS, the Board of Directors of the Company (a) has determined that the Transaction is fair to and in the best interests of the Company and its unitholders and (b) has approved this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by the Company;

                    WHEREAS, the Board of Directors of Purchaser (a) has determined that the Transaction is fair to and in the best interests of Purchaser and its unitholders, (b) has approved this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by Purchaser, and (c) has determined to recommend adoption of this Agreement and approval of the Transaction on the terms and conditions set forth in this Agreement by the unitholders of Purchaser;

                    WHEREAS, the Company and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and also to prescribe various conditions to the Transaction.

                    NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

          Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

          “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          “Agreement” means this Agreement, together with all of the Schedules and Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

          “Ancillary Agreements” means all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

           “Balance Sheet” has the meaning set forth in the Section 4.4(a).

          “Balance Sheet Date” has the meaning set forth in the Section 4.4(a).

          “Bankruptcy Court” has the meaning set forth in the Recitals.

          “Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, the Company and its Subsidiaries.

          “Business” means the development and ownership of biodiesel production facilities and the production, storage, transport, marketing and sale of biodiesel and businesses thereto, and engaging in activities ancillary or incidental thereto.

          “Business Day” means any day other than a Saturday, a Sunday, federal holiday or a day on which banks in the City of New York or the State of Delaware are authorized or obligated by Law to close.

          “Chosen Courts” has the meaning set forth in Section 12.10.

          “Closing” has the meaning set forth in Section 3.1.

          “Closing Date” has the meaning set forth in Section 3.1.

          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          “Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

          “Commercially Reasonable Efforts” means the efforts, time and costs a prudent Person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as possible; provided that such Person is not required to expend funds or assume liabilities beyond those that are (i) commercially reasonable in nature and amount in the context of the Transaction or (ii) otherwise required to be expended or assumed pursuant to the terms of this Agreement.

          “Company” has the meaning set forth in the Preamble.

          “Company Adverse Recommendation Change” has the meaning set forth in Section 6.6(c).

          “Company Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

          “Company Documents” has the meaning set forth in Section 4.2(a).

          “Company Monthly Financial Statements” has the meaning set forth in Section 6.11.

          “Company Permits” has the meaning set forth in Section 4.17(b).

          “Company Property” has the meaning set forth in Section 4.10(a).

          “Company Recommendation” has the meaning set forth in Section 6.6(c).

          “Company Unitholders” means all holders of a membership interest in the Company.

          “Confidentiality Agreement” has the meaning set forth in Section 6.1.

          “Contract” means any written or oral contract, agreement, indenture, note, bond, debenture, mortgage, loan, instrument, lease, license, commitment or other obligation.

          “Copyrights” has the meaning set forth in the definition of Intellectual Property.

          “Corn Oil Pretreatment Facility” has the definition set forth in Section 6.16.

          “DIP Loans” has the meaning set forth in Section 4.8(f).

          “Dividend Cash Flow Note” shall mean that certain promissory note issued by New Equity, LLC to the Purchaser, dated the Closing Date, in the original principal amount of $2,000,000.

          “Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

          “Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by the Company in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.

          “Employee Benefit Plans” has the meaning set forth in Section 4.14(a).

          “Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities and Remedial Actions incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law or to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Authority or other Person, or which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute.

          “Environmental Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation in any way relating to pollution, odors, noise, or the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

          “Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

          “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” has the meaning set forth in Section 4.14(a).

          “ERISA Affiliate Plans” has the meaning set forth in Section 4.14(a).

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          “Excluded Assets” has the meaning set forth in Section 2.2.

          “Excluded Contracts” means all Contracts of the Company related to the Business listed under the heading “Excluded Contracts” on Company Disclosure Schedule 1.1 and not including the Purchased Contracts.

           “Excluded Liabilities” has the meaning set forth in Section 2.3.

          “Facility” has the meaning set forth in the Recitals.

          “Final Closing Balance Sheet” means the final Balance Sheet of the Company delivered to Purchaser prior to the Closing Date.

          “Financial Statements” has the meaning set forth in Section 4.4(a).

          “FIRPTA Affidavit” has the meaning set forth in Section 8.1(j).

          “Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by the Company in connection with the Business but who are no longer so employed or engaged on the date hereof.

          “Furniture and Equipment” means all furniture, furnishings, equipment, vehicles, leasehold improvements not deemed real estate by applicable Laws, and other tangible personal property, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

          “GAAP” means generally accepted accounting principles in the United States as of the date hereof.

          “Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

          “Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

          “Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

          “Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn upon, including any fees related to such obligations whether or not drawn upon; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all checks issued by the Company prior to the Closing Date that remain outstanding as of the Closing Date; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

          “Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals and continuations-in-part and patents issuing thereon, along with all reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (v) trade secrets (“Trade Secrets”); and (vi) all other intellectual property rights arising from or relating to Technology that is owned by the Company and related to the Business or (ii) used by the Company in connection with the Business.

          “Intellectual Property Licenses” means (i) any grant by the Company to another Person of any right, permission, consent or non-assertion relating to or under any of the Purchased

Intellectual Property and (ii) any grant by another Person to the Company of any right, permission, consent or non-assertion relating to or under any third Person’s Intellectual Property.

          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

          “Knowledge” or any similar phrase means (i) with respect to the Company, the collective actual knowledge of Ed Dannen and Dale McBride, and (ii) with respect to Purchaser, the collective actual knowledge of Chuck Sand and Rick Davis.

          “Labor Contracts” has the meaning set forth in Section 4.15(a).

          “Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation.

          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Authority.

          “Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

          “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any unitholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          “Loan” and “Loan Guarantee” shall have the meanings set forth in Section 6.16(b).

          “Marks” has the meaning set forth in the definition of Intellectual Property.

          “Material Adverse Effect” means an effect, condition or change that is materially adverse to the business, assets, properties, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, Purchaser and its Subsidiaries, taken as a whole; provided, however, that effects, conditions and changes relating to the following shall not constitute a Material Adverse Effect, and shall not be considered in determining whether a Material Adverse Effect has occurred:

          (a) changes in the economy or financial or commodities markets generally in the United States;

          (b) changes that are the result of factors generally affecting the industries in which the Company and Purchaser and their Subsidiaries operate; or

          (c) changes proximately caused by the pendency or the announcement of this Agreement or the transactions contemplated hereby.

          “Material Contracts” has the meaning set forth in Section 4.13(a).

          “Nonassignable Assets” has the meaning set forth in Section 2.4(b).

          “Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

          “Ordinary Course” or “Ordinary Course of Business” means the conduct of the business of the Company and its Subsidiaries or Purchaser and its Subsidiaries (as the case may be) in accordance with their normal day-to-day customs, practices and procedures as conducted from time to time prior to the date of this Agreement and shall include the activities of the Company and its Subsidiaries, Purchaser and its Subsidiaries undertaken in connection with their respective obligations under this Agreement. For purposes of this definition with regard to the Company, Ordinary Course refers to the operation of the Company prior to bankruptcy.

          “Organizational Documents” means the articles of organization or certificate of formation and operating agreement for a limited liability company, and such other documents necessary to meet the applicable Law for organization of the applicable entity type in its state of organization.

          “Owned Property” has the meaning set forth in Section 4.10(a).

          “Patents” has the meaning set forth in the definition of Intellectual Property.

          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

           “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

          “Proxy Statement” refers to the proxy statement to be filed with the SEC by Purchaser in connection with this Transaction and the Purchaser Unitholder Approval.

          “Purchase Price” has the meaning set forth in Section 3.3.

          “Purchased Assets” has the meaning set forth in Section 2.1.

          “Purchased Contracts” means all Contracts of the Company related to the Business listed under the heading “Purchased Contracts” on the Company Disclosure Schedule 1.1 and not including the Excluded Contracts.

          “Purchaser” has the meaning set forth in the Preamble.

           “Purchaser Disclosure Schedule” has the meaning set forth in the preamble to Article V.

          “Purchaser Documents” has the meaning set forth in Section 5.2.

          “Purchaser’s Environmental Assessment” has the meaning set forth in Section 6.10.

          “Purchaser Unitholder Approval” means the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding membership units of Purchaser representing a quorum in favor of the adoption of this Agreement and the transactions contemplated hereby.

          “Purchaser Unitholder Meeting” means the special meeting of Purchaser Unitholders held for the purpose of the Purchaser Unitholder Approval.

          “Purchaser Unitholders” means all of the holders of units of Purchaser eligible to vote on this Agreement and the Transaction.

          “Purchaser Units” means the membership interests of Purchaser.

          “Real Property Leases” has the meaning set forth in Section 4.10(a).

          “Related Persons” has the meaning set forth in Section 4.22.

          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

          “Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

          “Representatives” has the meaning set forth in Section 6.6(a).

          “Restricted Business” has the meaning set forth in Section 6.7(a).

          “SEC” means the United States Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          “Small Business Loan” has the meaning set forth in Section 6.16(c).

          “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

          “Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.

          “Takeover Proposal” has the meaning set forth in Section 6.6(d).

          “Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts of any kind imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

          “Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

          “Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

          “Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with the foregoing that is (i) owned by the Company and related to the Business or (ii) used by the Company in connection with the Business, including, without limitation, all Software and other Technology developed by the Company and relating to employees and payroll.

          “Termination Date” has the meaning set forth in Section 9.1.

          “Termination Fee” has the meaning set forth in Section 9.4(a).

          “Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

          “Transaction” has the meaning set forth in Recitals.

          “Transfer Taxes” has the meaning set forth in Section 10.1.

          “Transferred Employees” has the meaning set forth in Section 7.1.

          “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

          Section 1.2     Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

          Section 1.3     Other Definitional Provisions. Unless the express context otherwise requires:

          (a)     the words “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)     the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

          (c)     where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning;

          (d)     any references herein to “Dollars” and “$” are to United States Dollars;

          (e)     any references herein to a specific Article, Section, paragraph, Schedule or Exhibit shall refer, respectively, to Articles, Sections, paragraphs, Schedules or Exhibits of this Agreement;

          (f)     any references herein to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

          (g)     any references herein to a statute means such statute as amended as of the date of this Agreement and, for purposes of the Closing hereunder, shall include such statute as amended or successor thereto effective as of the Closing Date;

          (h)     wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

          (i)     references herein to any gender includes the other gender; and

          (j)     references to any party to this Agreement or any other agreement or document will include each party’s predecessors, successors and permitted assigns.

          Section 1.4     Interpretation. The headings and captions used in this Agreement and any Schedule or Exhibit hereto, in the table of contents or any index hereto are for convenience of reference only and do not a constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way effect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meaning set forth in the Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company’s industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
PURCHASE AND SALE OF ASSETS; EXCLUDED LIABILITIES

          Section 2.1     Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from the Company, and the Company shall sell, transfer, assign, convey and deliver to Purchaser all of the Company’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, claims and interests. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of the Company related to the Business on the Closing Date, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the Books and Records of the Company (other than Excluded Assets), including each of the following assets:

          (a)     all inventory used or useful in the Business, except such inventory subject to valid, binding and perfected liens, claims and interests of Secured Creditors of the Company as listed on Schedule 2.1(a) hereto;

          (b)     all tangible personal property used or useful in the Business, including Furniture and Equipment;

          (c)     all deposits (including customer deposits and security for rent, electricity, telephone, hedging contracts or otherwise) and prepaid charges and expenses, including any prepaid rent, of the Company, except such deposits subject to valid, binding and perfected liens, claims and interests of Secured Creditors of the Company as listed on Schedule 2.1(c) hereto;

          (d)     all rights of the Company under all Company Property (whether owned or leased), together with all buildings, improvements, fixtures and other appurtenances thereto and rights in respect thereof;

          (e)     the Intellectual Property and Technology of the Company;

          (f)     all rights of the Company under the Purchased Contracts, including all claims or causes of action with respect to the Purchased Contracts;

          (g)     all Books and Records of the Company and all other Documents that are related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Intellectual Property, Technology, personnel files for Employees, and all files, customer files and documents (including credit card information), supplier lists, records, literature and correspondence, whether or not physically located on any of the Company Property, but excluding those documents referred to in Section 2.2(b) below;

          (h)     all Permits, including Environmental Permits, used by the Company in the Business (which includes all Permits necessary to conduct the Business) and all rights and incidents of interest therein;

          (i)     all raw materials and supplies owned by the Company and used in connection with the Business, except such raw materials and supplies subject to valid, binding and perfected liens, claims and interests of Secured Creditors of the Company as listed on Schedule 2.1(i) hereto;

          (j)     all rights of the Company under non-disclosure or confidentiality, non-compete or non-solicitation agreements with Former Employees, Employees and agents of the Company or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

          (k)     all rights of the Company under or pursuant to all warranties, representations and guaranties made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to the Company or to the extent affecting any Purchased Asset;

          (l)     all work-in-process;

          (m)    all other assets reflected on the Company Balance Sheet, except such other assets subject to valid, binding and perfected liens, claims and interests of Secured Creditors of the Company as listed on Schedule 2.1(m) hereto;

          (n)     all claims, choses-in-action and rights in litigation and settlements in respect thereof, except such claims, choses-in-action and rights in litigation and settlements subject to valid, binding and perfected liens, claims and interests of Secured Creditors of the Company as listed on Schedule 2.1(n) hereto;

          (o)     all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business except such third-party property and casualty insurance proceeds subject to valid, binding and perfected liens, claims and interests of Secured Creditors of the Company as listed on Schedule 2.1(o) hereto;

          (p)     all incentives, refunds and rebates, including any biodiesel credits from any Governmental Authority related to the Facility except those incentives subject to valid, binding and perfected liens, claims and interests of Secured Creditors of the Company as listed on Schedule 2.1(p) hereto;

          (q)     all shares of capital stock or other equity securities held by the Company with respect to any other Person; and

          (r)     all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Intellectual Property of the Company.

          Section 2.2     Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and the Company shall retain right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

          (a)     the Excluded Contracts;

          (b)     all Books and Records of the Company as pertain to ownership, organization or existence of the Company and duplicate copies of such records as are necessary to enable the Company to file tax returns and reports and to fulfill its reporting obligations under applicable securities laws;

          (c)     all membership interests (units) or other equity securities of the Company; and

          (d)     all assets of any trust attributable to Employees and Former Employees in connection with any Employee Benefit Plan;

          Section 2.3     Excluded Liabilities. Purchaser will not assume or be liable for any liabilities of the Company, including without limitation, the Excluded Liabilities. The Company shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of the Company arising out of, relating to or otherwise in respect of the Business on or before the Closing Date and all other

Liabilities of the Company. Excluded Liabilities shall include, but not be limited to, the following Liabilities and in no event shall Purchaser assume any liability for the matters set out in this Section 2.3:

          (a)     all Liabilities of the Company under the Purchased Contracts incurred on or prior to the Closing Date;

          (b)     all accounts payable of the Company;

          (c)     all Liabilities arising out of, under or in connection with any Indebtedness of the Company;

          (d)     all Liabilities, to the extent reflected in the Final Closing Balance Sheet;

          (e)     all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services, by the Company of any of its Affiliates of any individual on or before the Closing Date; (ii) workers’ compensation claims against the Company that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, and (iii) any Employee Benefit Plan;

          (f)     all Liabilities arising out of, under or in connection with Excluded Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of the Company accruing under such Contracts with respect to any period prior to Closing;

          (g)     all Liabilities for (i) Taxes of the Company or any Subsidiary (or any predecessor thereof), (ii) Taxes that relate to the Purchased Assets for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to the Company pursuant to Section 10.2, and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

          (h)     all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, except as provided in Section 2.3(f) hereof, or (ii) any Excluded Asset;

          (i)     all Environmental Costs and Liabilities of the Company or relating to the Purchased Assets;

          (j)     all Liabilities or obligations of the Company relating to the business, operations, assets or Liabilities of any Subsidiary or former Subsidiary of the Company based upon, relating to or arising out of events, actions or failures to act prior to the Closing Date; and

          (k)     all Liabilities of the Company or its officers or directors to the holders of the membership or other equity interests of the Company.

          Section 2.4     Further Conveyances; Consent of Third Parties.

          (a)     From time to time following the Closing, the Company and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Company Documents and to otherwise make effective the transactions contemplated hereby and thereby.

          (b)     Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. The Company shall use its commercially reasonable efforts to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by the Company in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in the Company’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. The Company shall take or cause to be taken at the Company’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Company shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets less the amount of any expenses incurred by the Company in connection with the collection. As of and from the Closing Date, the Company authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of the Company under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf with respect thereto.

          Section 2.5     Proration of Certain Expenses. Subject to Section 2.3(d) and Section 10.2 with respect to Taxes, all expenses and other payments in respect of the Owned Property and all rents and other payments (including any prepaid amounts) due under the Real Property Leases and any other leases constituting part of the Purchased Assets shall be prorated between the Company, on the one hand, and Purchaser, on the other hand, as of the Closing Date. The Company shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Real Property Leases or any such other leases up to and including the Closing Date. Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under the Real Property Leases or any such other leases after the Closing Date. Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to the Company for the Company’s share of such expenses and the Company shall pay the full amount of any invoices received by it and Purchaser shall reimburse the Company for Purchaser’s share of such expenses.

          Section 2.6     Accounts Receivable. Subject to valid, binding and perfected liens, claims and interests of Secured Creditors of the Company to accounts receivable as listed on Schedule 2.6 hereto, to the extent the Company transfers any of its Accounts Receivable to Purchaser, the Company shall provide commercially reasonable assistance to Purchaser in the collection of such accounts receivable. If the Company shall receive payment in respect of accounts receivable that are included in the Purchased Assets, then the Company shall promptly forward such payment to Purchaser.

ARTICLE III
CLOSING; CONSIDERATION

          Section 3.1     Closing. The consummation of the purchase and sale of the Purchased Assets provided for in Article II hereof (the “Closing”) shall take place at the offices of BrownWinick, 666 Grand Avenue, Suite 2000 Des Moines, Iowa 50309 (or at such other place as the parties may designate in writing) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.

          Section 3.2     Procedure at Closing. At the Closing, the parties agree that the following shall occur:

          (a)     each of the conditions precedent (as applicable) in Section 8.1 shall have been satisfied, or such condition(s) shall have been expressly waived in writing by Purchaser;

          (b)     each of the conditions precedent (as applicable) in Section 8.2 shall have been satisfied, or such condition(s) shall have been expressly waived in writing by the Company; and

          (c)     all of the documents and instruments delivered at the Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties’ respective counsel.

          Section 3.3     Consideration. In consideration of the purchase and sale of the Purchased Assets provided for in Article II hereof, Purchaser shall pay the following at the Closing, subject to the conditions set forth in this Agreement (collectively, the “Purchase Price”):

          (a)     cash in the amount of $9,000,000;

          (b)     an Assignment Agreement in the form attached hereto as Exhibit A dated the Closing Date, assigning to the Company all of Purchaser’s right, title and interest in and to the DIP Loans; and

          (c)     an Assignment Agreement in the form attached hereto as Exhibit B dated the Closing Date, assigning to the Company all of Purchaser’s right, title and interest in and to the Dividend Cash Flow Note.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Purchaser that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by the Company to Purchaser simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”):

          Section 4.1     Organization and Existence; No Subsidiaries.

          (a)     The Company is a limited liability company duly organized and validly existing under the laws of the State of Iowa and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have or reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has delivered to Purchaser true, complete and correct copies of its operating agreement as in effect on the date hereof.

          (b)     The Company does not, directly or indirectly, own any stock or other equity interest in any other Person. No former Subsidiary of the Company had any operations, business, Liabilities or other activities that would create a Liability on the part of the Company.

          Section 4.2     Authorization of Agreement.

          (a)     After confirmation of the Company’s Plan of Reorganization, and entry of a final, non-appealable order by the Bankruptcy Court to that effect and which specifically approves this Agreement, the Company shall be authorized to and have such power and authority to consummate the transactions contemplated by this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”) and, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, which will become valid and binding upon the Company. The execution and delivery by the Company of this Agreement and each of the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Company’s Board of Directors and no other action on the part of the Company as an Iowa limited liability company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, other than the need for approval by the Bankruptcy Court in connection with the confirmation of the Company’s plan of reorganization and the transactions contemplated by this Agreement. This Agreement has been, and each of the Company Documents will be, at or prior to the Closing, duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          (b)     If required by applicable law, the Company has obtained any and all approvals of its equity owners and members necessary to adopt this Agreement and approve the transactions contemplated hereby. None of the Organizational Documents of the Company, other Documents between the Company and the Company Unitholders, or applicable Law grant, provide for, or establish dissenter’s appraisal rights with respect to the Transaction.

          Section 4.3     Conflicts; Consents of Third Parties.

          (a)     None of the execution and delivery by the Company of this Agreement or by the Company of the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the operating agreement of the Company; (ii) any Purchased Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; (iii) any Order applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Law.

          (b)     No consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by the Company of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of the Company, except (A) for the filing with the SEC of the Proxy Statement and (B) the approval by the Bankruptcy Court (which includes the opportunity for a vote by creditors and certain other specified parties).

          Section 4.4     Financial Statements.

          (a)     The Company has delivered to Purchaser copies of (i) the audited balance sheets of the Company at September 30, 2008, September 30, 2007 and September 30, 2006 and the related audited statements of income and of cash flows of the Company for the years then ended and (ii) the unaudited balance sheet of the Company at May 31, 2009 and the related statement of income and cash flows of the Company for the eight (8) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated. For the purposes hereof, the unaudited balance sheet of the Company as at May 31, 2009 is referred to as the “Balance Sheet” and May 31, 2009 is referred to as the “Balance Sheet Date.”

           (b)     Since September 30, 2005 (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any representative of the Company or any of its Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegations, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after September 30, 2005, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or its Subsidiaries, has reported evidence of a material violation of securities law, breach of fiduciary duty or similar violation, relating to periods after September 30, 2005, by the Company or the officers, directors, employees or agents of the Company to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

          Section 4.5     No Undisclosed Liabilities. The Company has no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are immaterial, individually or in the aggregate, to the Company.

          Section 4.6     SEC Filings. The Company has complied in all material respects at all times with any and all applicable federal, state and foreign securities laws. The Company has never been subject to the filing requirements set forth in Section 12 of the Exchange Act.

          Section 4.7     Title to Purchased Assets; Sufficiency. The Company owns and has good title to each of the Purchased Assets free and clear of all Liens other than as set forth on

Company Disclosure Schedule 4.7. Any Liens, including without limitation those set forth on Company Disclosure Schedule 4.7, shall be removed and the Purchased Assets transferred free and clear of Liens. The Purchased Assets constitute all of the assets and properties used in or held for use in the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business.

          Section 4.8     Absence of Certain Developments. Except as expressly contemplated by this Agreement since the Balance Sheet Date, (a) the Company has conducted the Business only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company. Without limiting the generality of the foregoing, since the Balance Sheet Date:

          (a)     there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $10,000 for any single loss or $50,000 for all such losses except shrinkage of biodiesel inventory in the Ordinary Course of Business;

          (b)     the Company has not entered into any employment, deferred compensation, long-term incentive, stay bonus, bonus, or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such employees, agents or representatives;

          (c)     the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

          (d)     the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company;

          (e)     the Company has not amended, modified, canceled, terminated, relinquished, waived or released any Contract or right which, in the aggregate, would not be material to the Company;

          (f)     except for those certain loans and advances made by New Equity, LLC to the Company, as debtor in possession, in connection with the Company’s bankruptcy proceedings (the “DIP Loans”), the Company has not issued, created, incurred, assumed or guaranteed any Indebtedness;

          (g)     the Company has not made or committed to make any capital expenditures (a) in excess of planned capital expenditures budgeted for the current fiscal year and as reasonably deemed to be necessary by the Company for next fiscal year consistent with prior practice or (b) which require any payment that may or will extend beyond the Closing Date;

          (h)     the Company has not instituted or settled any material Legal Proceeding resulting in or which may result in a loss of revenue in excess of $10,000 individually or in amounts exceeding $50,000 in the aggregate;

          (i)     the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property or Technology of the Company;

          (j)     the Company has not made any loan to, or entered into any other transaction with, any of its unitholders, Affiliates, officers, directors, partners or employees; and

          (k)     the Company has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.8.

          Section 4.9     Taxes.

          (a)     (i) All income, franchise and all other Tax Returns required to be filed by or on behalf of the Company, any Subsidiary or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income, franchise and other Taxes payable by or on behalf of the Company, any Subsidiary or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or was a member have been fully and timely paid.

          (b)     All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Subsidiary have been fully paid, and there are no audits or investigations of the Company or any Subsidiary by any Taxing Authority in progress, nor has the Company or any Subsidiary received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation.

          (c)     The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

          (d)     There are no Liens for Taxes upon the Purchased Assets.

          (e)     None of the Purchased Assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) ”tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) ”tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) ”limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to

Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

          Notwithstanding the foregoing, for purposes of this Section 4.9, any reference to the Company or any Subsidiary shall be deemed to include any Person that merged with or was liquidated into the Company or any Subsidiary.

          Section 4.10     Real Property.

          (a)     Company Disclosure Schedule 4.10(a)(i)(A) sets forth a complete list of (i) all real property and interests in real property, including easements appurtenant thereto, owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased, licensed or subleased by the Company as lessee or lessor, licensee or licensor, including a description of each such real property lease (including the name of the third party lessor or lessee, the date of the lease or sublease and all amendments thereto and the manner in which such interest is held) and the property encumbered thereby (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties and all buildings, fixtures and improvements thereon, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). The Company has good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever, except those Liens set forth on Company Disclosure Schedule 4.10(a)(i)(A). The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the Business of the Company and which are necessary for the continued operation of the Business of the Company. Except as set forth on Company Disclosure Schedule 4.10(a)(i)(B), all of the Company Properties and buildings, fixtures and improvements thereon owned or leased by the Company taken as a whole are in reasonably good operating condition (ordinary wear and tear excepted), and all mechanical and other systems located thereon, taken as a whole, are in reasonably good operating condition, in each case in all material respects, such that the Company’s biodiesel plant may be operated according to plant specifications and applicable environmental, safety and legal standards. Except as set forth on Company Disclosure Schedule 4.10(a)(ii) and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, none of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered to Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases and those set forth on Company Disclosure Schedule 4.10(a)(iii).

          (b)      (i) the Company has a valid, binding and enforceable leasehold interest or license under each of the Real Property Leases under which it is a lessee or licensee, free and clear of all Liens, (ii) each of the Real Property Leases is in full force and effect, (iii) the Company is not in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, and (iv) the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

          (c)     The Company has all material certificates of occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Permit. The Company has not received any notice that any certificate of occupancy or Permit will not be renewed at the end of its current term, and the Company is not aware of any facts that would cause a denial of any renewal application.

          (d)     There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

          (e)     Except as set forth on Company Disclosure Schedule 4.10(e), the Company has not received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

          (f)     The Company does not own, hold, and is not obligated under and is not a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein. None of the Company Properties is subject to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of same.

          (g)     With respect to each parcel of the Company Property and the buildings, structures, improvements and fixtures thereon:

          (i)     Except for assessments occurring on a regular basis in accordance with applicable Law, there is no pending or, to the Knowledge of the Company, contemplated reassessment of any parcel included in the Company Property that is reasonably expected to increase the real estate tax assessment for such properties.

          (ii)     There is no pending, or to the Knowledge of the Company, contemplated proceeding to rezone any parcel of the Company Property. The uses for which each parcel of the Company Property is zoned do not restrict, or in any manner impair, the current use of the Company Property. Neither the Company nor its Subsidiaries have received notice of any violation of any applicable zoning law, regulation or other Legal Requirement, related to or affecting the Company Property.

          (iii)         All buildings, structures and other improvements on the Company Property, including but not limited to driveways, out-buildings, landscaped areas and sewer systems, and all means of access to the Company Property, are located completely within the boundary lines of the Company Property and do not encroach upon or under the property of any other Person or entity. No buildings, structures or improvements constructed on the property of any other Person encroach upon or under the Company Property.

          (iv)         The use of the Company Properties, or any portion thereof, in the Business does not violate or conflict with (A) any covenants, conditions or restrictions applicable thereto or (B) the terms and provisions of any contractual obligations relating thereto.

          (v)          The Company or its Subsidiaries have good and valid rights of ingress and egress to and from all of the Company Property (including between separate parcels included within the Company Property) from and to any rail lines, rail spurs, pipelines and the public street systems for all usual street, road, shipping, transport, storage, docking and utility purposes and other purposes necessary or incidental to the operation of the Business.

          (vi)         Except as set forth on Company Disclosure Schedule 4.10(g)(vi), all utilities required for or useful in the operation of the Business either enter the Company Property through adjoining streets and roads, or if they pass through adjoining private land, they do so in accordance with valid easements. All necessary utilities (including without limitation, water, sewer, electricity and telephone facilities) are available to the Company Property and there exists, to the Knowledge of the Company, no proposed limitation in or reduction of the quality or quantity of utility services to be furnished to the Company Property. Adequate sewage and water systems and connections are available to the Company Property as currently operated.

          Section 4.11     Tangible Personal Property.

          (a)          The Company has good and marketable title to all of the items of tangible personal property used in the Business by the Company, free and clear of any and all Liens, other than as set forth on Company Disclosure Schedule 4.11(a). Any Liens, including without limitation those set forth on Company Disclosure Schedule 4.11(a), shall be removed and the tangible personal property transferred free and clear of Liens. All such items of tangible personal property taken as a whole are in reasonably good operating condition (ordinary wear and tear excepted) and are suitable for the purposes used, in each case in all material respects, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business.

          (b)          Company Disclosure Schedule 4.11(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used by the Company in the Business or to which the Company is a party or by which the properties or assets of the Company is bound. All of the items of personal property under the Personal Property Leases taken as a whole are in reasonably good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease, in each case, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business. The Company has delivered to

Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

          (c)          Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (i) the Company has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee and (ii) each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases. To the Knowledge of the Company, no other party is in default under any of the Personal Property Leases, and no party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

          Section 4.12     Intellectual Property.

          (a)          Company Disclosure Schedule 4.12(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain names owned or registered to the Company and included in the Intellectual Property. Company Disclosure Schedule 4.12(a) lists (i) the record owner of each such item of Intellectual Property, (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed and (iii) the registration or application date, as applicable.

          (b)          The Company is the sole and exclusive owner of all right, title and interest in and to, or has the valid and continuing right to use, all of the Intellectual Property listed in Company Disclosure Schedule 4.12(a). The Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all other Intellectual Property and all Technology as the same are used, sold, licensed and otherwise commercially exploited in the Business, free and clear of all Liens or obligations to others.

          (c)          The Intellectual Property, the Technology, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the Business as presently conducted, and the present business practices, methods and operations of the Company do not infringe, constitute an unauthorized use or misappropriation of, dilute or violate any intellectual property, proprietary or other right of any Person. The Intellectual Property, the Technology and the Intellectual Property Licenses include all of the Intellectual Property and Technology necessary and sufficient to enable the Company to conduct the Business.

          (d)          To the Knowledge of the Company, no Person is infringing, violating, misusing, diluting or misappropriating any Intellectual Property or Technology of the Company. No such claims have been made against any Person by the Company.

          (e)          As of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against the Company or challenging the ownership, use, validity or enforceability of any Intellectual Property or Technology. The Company has not received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of the Company, there are no facts or circumstances that would form the basis for any such claim or challenge. The Intellectual Property and Technology, and all of the Company’s rights in and to the Intellectual Property and Technology, are valid and enforceable.

          (f)          The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Intellectual Property or Technology.

          (g)          Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license with respect to any Intellectual Property or Technology of the Company to any third Person pursuant to any Contract to which the Company is a party or by which any assets or properties of the Company is bound.

          (h)          Company Disclosure Schedule 4.12(h) sets forth a complete and accurate list of (i) all Software included in the Technology developed by or for the Company, (ii) all Software exclusively owned by the Company that is not included in the Technology but is incorporated, embedded or bundled with any Software listed in subclause (i) above and (iii) all Software not exclusively owned by the Company and incorporated, embedded or bundled with any Software listed in subclause (i) above (excluding such Software licensed to the Company under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $1,000). The Company has not incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models in any Software developed, licensed, distributed or otherwise exploited by or for the Company and included in the Technology.

          (i)          The Company has not licensed or provided to any third Person, or otherwise permitted any third Person to access or use, any source code or related materials for any Software developed by or for the Company and included in the Technology of the Company. The Company is not currently a party to any source code escrow agreement or any other agreement (or a party to any agreement obligating the Company to enter into a source code escrow agreement or other agreement) requiring the deposit of source code or related materials for any such Software.

          Section 4.13          Material Contracts.

          (a)          Company Disclosure Schedule 4.13(a) sets forth, by reference to the applicable subsection of this Section 4.13(a), all of the following Contracts to which the Company is a party or by which it or its assets or properties are bound (collectively, the “Material Contracts”):

          (i)          Contracts with any current or former officer, director, member or Affiliate of the Company;

          (ii)           Contracts with any labor union or association representing any Employee of the Company;

          (iii)          Contracts for the sale of any of the assets of the Company or for the grant to any Person of any preferential rights to purchase any of its assets;

          (iv)          Contracts for joint ventures, strategic alliances, partnerships, or sharing of profits or proprietary information;

          (v)           Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

          (vi)          Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or assets or the capital stock of any other Person;

          (vii)         Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

          (viii)        each purchase Contract giving rise to Liabilities of the Company in excess of $25,000;

          (ix)          each Contract providing for payments by or to the Company in excess of $25,000 in any fiscal year or $50,000 in the aggregate during the term thereof;

          (x)           all Contracts obligating the Company to provide or obtain products or services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

          (xi)          Contracts under which the Company has made advances or loans to any other Person;

          (xii)         Contracts providing for severance, retention, change in control or other similar payments;

          (xiii)        Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000;

          (xiv)        management Contracts and Contracts with independent contractors or consultants (or similar arrangements) in excess of $50,000 that are not cancelable without penalty or further payment;

          (xv)         outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company;

          (xvi)        Contracts (or group of related contracts) which involve the expenditure of more than $25,000 annually or $100,000 in the aggregate or require performance by any party more than one year from the date hereof;

          (xvii)      all Intellectual Property Licenses, royalty Contracts and other Contracts relating to any Intellectual Property (except licenses pertaining to “off-the-shelf” commercially available Software used pursuant to shrink-wrap or click-through license grants on reasonable terms for a license fee of no more than $1,000);

          (xviii)     incentives, grants or other agreements from or with any Governmental Authority;

          (xix)       Contracts for services from lawyers, accountants, financial advisors and consultants; and

          (xx)        Contracts that are otherwise material to the Company.

          (b)          Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in material default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach of or default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract. The Company has, and will transfer to Purchaser at the Closing, good and valid title to the Material Contracts that are Purchased Contracts, free and clear of all Liens. The Company has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

          (c)          In addition to the entry of a final, non-appealable order of the Bankruptcy Court confirming the Company’s Plan of Reorganization and specifically approving this Agreement, Company Disclosure Schedule 4.13(c) sets forth a complete and accurate list of all other consents, waivers, approvals or authorizations of any Person required to transfer the Material Contracts.

          Section 4.14     Employee Benefits.

          (a)          All contributions and premiums required by Law or by the terms of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company or that cover Employees of the Company (the “Employee Benefit Plans”) or (ii) all “employee pension plans,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Company and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ERISA Affiliate Plans”) or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code, which are single employer plans, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid on or before the Closing Date.

          (b)          The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up have been fully discharged in full compliance with applicable Law.

          (c)          There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or ERISA Affiliate Plans, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Employee Benefit Plans or ERISA Affiliate Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such Legal Proceeding.

          (d)          Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law.

          (e)          Neither the Company nor any ERISA Affiliate has terminated any Employee Benefit Plan or ERISA Affiliate Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

          (f)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee of the Company; (ii) increase the amount of compensation or benefits otherwise payable under any Employee Benefit Plan or ERISA Affiliate Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          (g)          The Company is not a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or ERISA Affiliate Plan, or to modify any existing Employee Benefit Plan or Pension Plan.

          Section 4.15 Labor.

          (a)          The Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees of the Company.

          (b)          No Employees are represented by any labor organization. No labor organization or group of Employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Knowledge of the Company, threatened by any labor organization or group of Employees.

          (c)          There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company involving any Employee. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or Former Employee.

          (d)          There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to, the employment or termination of employment or failure to employ any individual by the Company. The Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to Closing.

          Section 4.16     Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or to the Knowledge of the Company, pending or threatened against any of the officers, directors or key Employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party, before any Governmental Authority; nor to the Knowledge of the Company is there any reasonable basis for any such Legal Proceeding. The Company is not subject to any Order, settlement agreement or stipulation and the Company is not in breach or violation of any Order, settlement agreement or stipulation. The Company is not engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any Company Document or the transactions contemplated hereby or thereby.

          Section 4.17     Compliance with Laws; Permits.

          (a)          The Company is in compliance in all material respects with all Laws applicable to its operations or assets or the Business. The Company has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of the Company, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

          (b)          Company Disclosure Schedule 4.17(b) contains a list of all material Permits which are required for the operation of the Business (the “Company Permits”). The Company currently has all material Permits that are required for the operation of the Business. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any of the Company Permits.

          Section 4.18     Environmental and Safety Matters.

          (a)          The operations of the Company, with respect to the Business, are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business except for non-compliance that would not reasonably be expected to result in the Business incurring material Environmental Costs and Liabilities and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, which is necessary and material to the operation of the Business, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued material compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued material compliance with Environmental Laws and Environmental Permits;

          (b)          With respect to the Business, the Company is not the subject of any outstanding written Order or Contract with any Governmental Authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

          (c)          No claim is pending or to the Knowledge of the Company, threatened against the Company, alleging, with respect to the Business, that the Company may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law including, but not limited to, claims relating to noise or odors, other than such claims that are routine in nature and would not, individually or in the aggregate, result in the Business incurring material Environmental Costs and Liabilities;

          (d)          To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Business or any property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Business incurring unbudgeted material Environmental Costs or Liabilities;

          (e)          To the Knowledge of the Company, there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company pending or threatened which could reasonably be expected to lead to the imposition of any material Environmental Costs or Liabilities or Liens under Environmental Law;

          (f)          The transactions contemplated hereunder do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company and environmental matters;

          (g)          There is not located at any of the Owned Property or Real Property Leases, or at any property previously owned, operated or leased by the Company during the Company’s ownership, operation or lease, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls;

          (h)          The Company with respect to the Business has no residual liability with respect to abandoned or former properties, including any obligation to remove or demolish on-site structures or close wastewater lagoons or ponds, and, to the Knowledge of the Company, no Owned Property or Real Property Leases have any structures or features, including abandoned buildings or wastewater lagoons or ponds (other than those being used in compliance with Environmental Laws) requiring removal, demolition, or closure; and

          (i)          The Company has made available to Purchaser all material environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of the Company or material documentation relating to pending or threatened claims or investigations pursuant to Environmental Laws, to the extent such materials are in the possession, custody or control of the Company.

          Section 4.19     Insurance. The Company has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are customary in the biodiesel production industry for the business, assets and properties of the Company. Set forth in Company Disclosure Schedule 4.19 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage, annual premium, and deductibles, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. No event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company during such period. All such insurance will remain in full force and effect and all such insurance is assignable or transferable to Purchaser. No event has occurred, including the failure by the Company to give any notice or information, or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

          Section 4.20     Inventories. The inventories of the Company reflected on the Balance Sheet or acquired since the Balance Sheet Date are in all material respects in good and marketable condition, and are saleable in the Ordinary Course of Business. The inventories of the Company set forth in the Balance Sheet were valued at the lower of cost or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for excess, damaged, or other inventory not readily marketable in the Ordinary Course of Business, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

          Section 4.21     Accounts and Notes Receivable and Payable. All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. All accounts and notes receivable of the Company reflected on the Balance Sheet are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. All accounts and notes receivable arising after the Balance Sheet Date are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims in any material respect or (ii) represent obligations for goods sold on consignment or on sale-or-return basis or subject to any other repurchase or return arrangement.

          Section 4.22     Related Party Transactions. Except as set forth on Company Disclosure Schedule 4.22, no Employee, officer, unitholder or member of the Board of Directors of the Company, any member of his or her immediate family or any of their respective Affiliates

(“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) to the Knowledge of the Company, has any claim or cause of action against the Company or (v) to the Knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

          Section 4.23     Product Warranty; Product Liability.

          (a)          The products produced, sold or delivered by the Company in conducting the Business have been in all material respects in conformity with all product specifications and all applicable Laws. To the Company’s Knowledge, the Company has no material Liability for damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.

          (b)          The Company has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product produced, delivered or sold, or services rendered, by or on behalf of the Company. The Company has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products produced or delivered, sold or installed or services rendered by or on behalf of the Company.

          Section 4.24     Banks. Company Disclosure Schedule 4.24 contains a complete and correct list of (a) the names and locations of all banks in which the Company has accounts or safe deposit boxes, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of the Company.

          Section 4.25     Full Disclosure. No representation or warranty of the Company contained in this Agreement or any of the Company Documents and no written statement made by or on behalf of the Company to Purchaser pursuant to this Agreement or any of the Company Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance that the Company has not disclosed to Purchaser in writing which could reasonably be expected to lead Purchaser to conclude that a Material Adverse Effect with respect to the Company had occurred or was imminent.

          Section 4.26     Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof. Any fees and expenses payable to Persons listed on Company Disclosure Schedule 4.26 shall be paid by the Company.

          Section 4.27     Certain Payments. Neither the Company nor, to the Knowledge of the Company, any director, officer, employee, or other Person associated with or acting on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company that has not be recorded in the books and records of the Company.

          Section 4.28     Information Supplied. None of the information related to the Company supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion in the Proxy Statement to be filed with the SEC by Purchaser in connection with this Transaction will, at the time the Proxy Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to the Company that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by Purchaser to the Company simultaneously with the execution of this Agreement (the “Purchaser Disclosure Schedule”):

          Section 5.1     Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Purchaser is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have, or reasonably be expected to have, a Material Adverse Effect with respect to Purchaser. Purchaser has delivered to the Company true, complete and correct copies of its Organizational Documents as in effect on the date hereof.

          Section 5.2     Authorization of Agreement. Purchaser has limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the ”Purchaser Documents”), and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Purchaser, and, except for the Purchaser Unitholder Approval, no other limited liability company action on behalf of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser, and (assuming obtaining the Purchaser Unitholder Approval and the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Purchaser enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          Section 5.3     Conflicts; Consents of Third Parties.

          (a)          Except for the Purchaser Unitholder Approval, and assuming the filings referred to in Sections 5.3(b) are made, none of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Purchaser to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in creation of any Liens upon any of the properties or assets of Purchaser under any provision of (i) the Organizational Documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Authority applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

          (b)          No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Purchaser in connection with (i) the execution and delivery of this Agreement or the Purchaser Documents, (ii) the compliance by Purchaser with any of the provisions hereof or thereof, (iii) the consummation of the transactions contemplated hereby and thereby or (iv) the taking by Purchaser of any other action contemplated hereby or thereby, or (v) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Purchaser, except for (a) the filing with the SEC of the Proxy Statement, (b) the approval of the Bankruptcy Court, (c) Purchaser Unitholder Approval and (d) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect with respect to Purchaser.

          Section 5.4     Full Disclosure. No representation or warranty of Purchaser contained in this Agreement or any of the Purchaser Documents and no written statement made by or on behalf of Purchaser to the Company pursuant to this Agreement or any of the Purchaser Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance which Purchaser has not disclosed to the Company in writing which could reasonably be expected to lead the Company to conclude that a Material Adverse Effect with respect to Purchaser had occurred or was imminent.

ARTICLE VI
COVENANTS AND OTHER AGREEMENTS

          Section 6.1     Access to Information. The Company shall afford to Purchaser and its accountants, counsel, financial advisors, environmental consultants and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to their properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), Books and Records, financial information (including working papers and data in the possession of the Company or its independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of the Company as Purchaser shall reasonably request in connection with the transactions contemplated herein, including preparation of the Proxy Statement. Prior to the Closing, each party hereto shall generally keep the other parties informed as to all material matters involving the operations and businesses of each other. The Company shall authorize and direct the appropriate directors, managers, officers and employees of the Company to discuss matters involving the operations and business of the Company with representatives of Purchaser. Purchaser shall authorize and direct the appropriate directors, managers, officers and employees of Purchaser to discuss matters involving the operations and business of Purchaser with representatives of the Company. All nonpublic information provided to, or obtained by, any party hereto in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement dated February 18, 2009, which Confidentiality Agreement shall survive the Closing pursuant to the terms thereof; provided that Purchaser and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby and in connection with the Transaction. Notwithstanding the foregoing, Purchaser shall not be required to disclose any information if such disclosure would contravene any applicable Law or any Contract which may restrict Purchaser’s disclosure; and Company shall not be required to disclose any information if such disclosure would contravene any applicable Law.

          Section 6.2     Conduct of the Business Pending the Closing.

          (a)          Except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, between the date hereof and the Closing, the Company shall:

          (i)          conduct the Business only in the Ordinary Course of Business;

          (ii)          use its commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Employees) and goodwill of the Company and (B) preserve the present relationships with Persons having business dealings with the Company (including customers and suppliers);

          (iii)         maintain (A) all of the assets and properties of, or used by, the Company consistent with past practice, and (B) insurance upon all of the assets and properties of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

          (iv)          (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable and other Liabilities set forth on the Balance Sheet in the Ordinary Course of Business utilizing normal procedures and without discounting or accelerating payment of such accounts or Liabilities utilizing all available cash and any available line of credit, and (C) comply with all contractual and other obligations of the Company;

          (v)          comply in all material respects with all applicable Laws;

          (vi)         take steps to renew all Permits in a timely manner prior to their lapse; and

          (vii)        pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Intellectual Property of the Company.

          (b)          Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, the Company shall not:

          (i)          (A) increase the salary or other compensation of any director or Employee of the Company, (B) grant any bonus, benefit or other direct or indirect compensation to any Employee or director, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, Employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement (D) enter into any employment, deferred compensation, stay bonus, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company (or amend any such agreement) to which the Company is a party; or (E) pay or make any dividend or distribution of cash or other property with respect to the units or other equity interests of the Company;

          (ii)         except for the DIP Loans, (A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness except the Indebtedness reflected in the Balance Sheet; or (B) pay, prepay, accelerate, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company; (C) materially modify the terms of any Indebtedness or other Liability; or (D) make any loans, advances of capital contributions to, or investments in, any other Person;

          (iii)        subject to any Lien or otherwise encumber or permit, allow or suffer to be subjected to any Lien or otherwise encumbered, any of the Purchased Assets;

          (iv)        acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets of the Company;

          (v)         enter into or agree to enter into any merger or consolidation with any Person, and engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any Person;

          (vi)        cancel or compromise any debt or claim, or waive or release any material right of the Company, other than those contemplated in the Company’s plan of reorganization;

          (vii)       enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to any Employee;

          (viii)      introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, make any change in product specifications or prices or terms of distributions of such products;

          (ix)        enter into any transaction or enter into, modify or renew any Contract;

          (x)         enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Purchaser, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

          (xi)         terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License or (B) Permit;

          (xii)        settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $50,000, other than those contemplated in the Company’s plan of reorganization;

          (xiii)       change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

          (xiv)        take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

          (xv)         amend the operating agreement of the Company;

          (xvi)        agree to materially increase Liabilities from the amounts set forth on the Balance Sheet under loan or credit agreements or arrangements up to the maximum amounts and other terms as in effect on the date of this Agreement; or

          (xvii)       agree to do anything (A) prohibited by this Section 6.2, (B) that would make any of the representations and warranties of the Company in this Agreement or any of the Company Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that could be reasonably expected to have a Material Adverse Effect with respect to the Company.

          Section 6.3     Consents. Purchaser and the Company shall each use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices that are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Section 4.3(b) and Section 5.3(b) hereof. All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to each party hereto, and executed counterparts of such consents, waivers and approvals shall be delivered to each party hereto promptly after receipt thereof, and copies of such notices shall be delivered to each party hereto promptly after the making thereof.

          Section 6.4     Bankruptcy Plan.

          (a)          Company shall use its best efforts to obtain the approval of this Agreement, the Transaction and any other transactions contemplated herein by the Bankruptcy Court as part of a plan of reorganization for the Company under Chapter 11 of the Bankruptcy Code.

          (b)          Company shall provide to Purchaser a copy of the plan of reorganization and a draft order approving same to be submitted to the Bankruptcy Court at least five (5) days prior to submission to the Bankruptcy Court, and Purchaser shall have the right to make such comments and recommendations to the plan of reorganization as it determines appropriate in its sole discretion in furtherance of the purposes and intent of this Agreement and the Transaction. Company shall deliver Purchaser a revised plan of reorganization no more than five (5) days prior to submission to the Bankruptcy Court.

          (c)          In the event that: (i) the Company does not comply with the requirements of Section 6.4(b) hereof; (ii) the Company does not incorporate Purchaser’s suggested revisions into the plan of reorganization and/or draft order approving same, and Purchaser has reasonably determined that, due to such refusal or failure to incorporate its revisions, the plan of reorganization imposes terms, rights or obligations on Purchaser that are materially different from those set forth in this Agreement; or (iii) the plan of reorganization has been amended after submission and Purchaser has reasonably determined that the amended plan of reorganization imposes terms, rights or obligations on Purchaser that are materially changed from the original plan of reorganization submitted to Purchaser, Purchaser shall have five (5) days from such failure of delivery, the delivery of the revised plan of reorganization or the delivery of the inadequate amended plan of reorganization (as applicable) to exercise its right to terminate this Agreement under Section 9.1(k).

          Section 6.5     Further Assurances. Subject to, and not in limitation of, Section 6.4, Company and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to fulfill its obligations under this Agreement, including, without limitation, execution and delivery of the bill of sale and other documents and instruments of transfer, deeds, consents, waivers and approvals, assignment agreements and power of attorney to which the Company and/or Purchaser is a party.

          Section 6.6     No Solicitation by the Company; Etc.

          (a)          The Company shall, and shall cause its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and shall use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company or its Representatives. The Company shall not, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal. It is understood that any violation of the foregoing restrictions by the Company’s Representatives shall be deemed to be a breach of this Section 6.6 by the Company.

          (b)          In addition to the other obligations of the Company set forth in this Section 6.6, the Company shall promptly advise Purchaser orally, and within 48 hours advise Purchaser in writing after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Purchaser, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Purchaser fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Purchaser with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (c)          Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or declaration of advisability by the Board of Directors of this Agreement and the transactions contemplated hereby (the approval of the Agreement and Transaction, defined as the “Company Recommendation”) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal.

          (d)          For purposes of this Agreement: “Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Purchaser and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company equal to 15% or more of the Company’s assets or to which fifteen percent (15%) or more of the Company’s revenues or earnings are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of fifteen percent (15%) or more of any class of equity securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the transactions contemplated by this Agreement.

          Section 6.7     Non-Competition; Non-Solicitation; Confidentiality.

          (a)          Directors of Freedom Fuels who, as a result of the Transaction, become directors of Soy Energy shall not, while serving as a director or officer of Soy Energy, directly or indirectly, manage, operate or control, or participate in the management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business or that otherwise competes with the Business (a “Restricted Business”), except solely through the ownership of equity comprising less than twenty percent (20%) of the outstanding interests of such Restricted Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

          (b)          For a period from the Closing Date to the fifth (5th) anniversary of the Closing Date, neither the Company nor any of its Subsidiaries shall: (i) cause, solicit, induce or encourage any Employees of the Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of the Company and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

          (c)          The covenants and undertakings contained in this Section 6.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.7 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.7 will be inadequate. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.7. The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

          (d)          The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

          Section 6.8     Preservation of Records. Purchaser agrees that it shall preserve and keep the records held by it or its Affiliates relating to the Business for a period equal to the same period as it determines to be prudent for its own records of a similar type, but in no event less than the applicable statutes of limitation for federal and state income tax purposes with respect to tax records used or useful for tax and accounting purposes, and shall make such records and personnel available to the Company or its members as may be reasonably required by the Company or its members in connection with, among other things, preparation and filing of tax returns and related matters, any insurance claims by, legal proceedings against or governmental investigations of the Company or any of its Affiliates or members or in order to enable the Company to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Purchaser wishes to destroy (or permit to be destroyed) such records after that time, Purchaser shall first give ninety (90) days prior written notice to the Company and the Company shall have the right at its option and expense, upon prior written notice given to Purchaser within that ninety-day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.

          Section 6.9     Publicity. Neither the Company nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or the Company, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or the Company lists securities; provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

          Section 6.10     Environmental Matters; Other Repairs

          (a)     The Company shall permit, at Purchaser’s expense, Purchaser and Purchaser’s environmental consultant to conduct such investigations (including investigations known as “Phase I” environmental Site Assessments and “Phase II” environmental Site Assessments) of the environmental conditions of any real property owned, operated or leased by or for the Company and the operations thereat (subject to any limitations contained in valid, previously executed leases) as Purchaser, in its reasonable discretion, shall deem necessary or prudent (“Purchaser’s Environmental Assessment”).

          (b)     The Company shall promptly file or cooperate with Purchaser in filing all materials required by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder, including, but not limited to any notifications or approvals required under environmental property transfer laws, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Business after the Closing Date. Purchaser shall cooperate in all reasonable respects with the Company with respect to such filings and Environmental permit activities.

          (c)     The Company shall take all steps necessary to repair the HCL acid tank in compliance with plant specifications and applicable environmental laws prior to the Closing, including but not limited to, removal of contaminated concrete, conducting soil probes and testing to ensure removal of contaminated soil, all repairs to prevent future leakage and adequate testing to ensure compliance with plant specifications and applicable environmental laws.

          (d)     The Company shall take all steps necessary to replace the HCL dike in compliance with plant specifications and applicable environmental laws prior to the Closing, including but not limited to adequate construction to prevent future damage and adequate testing to ensure compliance with plant specifications and applicable environmental laws.

          (e)     The Company take all steps necessary to repair or replace the fire pump such that it complies with National Fire Protection Association (NFPA) 20 Safety Code.

          (f)     The Parties agree that the disclosures set forth in the Company Disclosure Schedules shall not affect any obligations or rights of the Parties pursuant to this Section 6.10.

          Section 6.11     Monthly Financial Statements. As soon as reasonably practicable, but in no event later than thirty (30) days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide Purchaser with (a) unaudited monthly financial statements, including the balance sheet and related statement of income and cash flows, of the Company (such statements to be prepared by the Company in accordance with GAAP consistent with past practice in each case without footnotes) and (b) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) for such preceding month (such financial statements, the “Company Monthly Financial Statements”). At or as close to reasonably practicable prior to Closing, Company shall provide Purchaser with the Final Closing Balance Sheet.

          Section 6.12     Notification of Certain Matters. The Company shall give notice to Purchaser, and Purchaser shall give notice to the Company, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against the Company or Purchaser related to this Agreement or the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

          Section 6.13     Preparation of the Proxy Statement; Unitholder Meeting.

          (a)     As soon as practicable following the date of this Agreement, Purchaser shall prepare and file the Proxy Statement with the SEC. Purchaser shall, as soon as practicable following the date of this Agreement, and subject to compliance with SEC requirements and compliance with the requirements of Purchaser’s operating agreement and applicable Law, establish a record date for, duly call, give notice of, convene and hold a special meeting of its unitholders (the “Purchaser Unitholder Meeting”) for the purpose of obtaining the Purchaser Unitholder Approval.

          (b)     If at any time prior to the Purchaser Unitholder Meeting, any information relating to the Company or Purchaser, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the unitholders of Purchaser.

          Section 6.14     Transfer of Certificates of Title. At Closing, the Company shall deliver to Purchaser certificates of title to the assets listed on Company Disclosure Schedule 6.14 to be transferred to Purchaser.

          Section 6.15     Updating of Schedules. From time to time prior to the Closing Date, Purchaser and the Company shall promptly amend or supplement the Disclosure Schedules to reflect any events or circumstances that occur or arise between the date hereof and the Closing Date and that, if existing or occurring on the date of this Agreement, would have been required to be disclosed on such Schedule in order to make the representations and warranties of the respective party true and correct; provided, however, that no such amendment or supplement made by a party shall have any effect for the purpose of determining the satisfaction of the conditions to the obligations of the other party hereunder or excuse the breach of a covenant by a party hereunder.

          Section 6.16     Corn Oil Pretreatment Facility and Financing.

          (a)     Prior to closing, a binding commitment from a design-builder will be obtained to install equipment and implement processes necessary to process and refine alternative feedstocks, including crude corn oil, to such level as the refined feedstocks will comply with Crown Equipment feedstock input specifications (the “Corn Oil Pretreatment Facility”). The equipment to be installed will allow bleaching, fractionation, free fatty acid stripping, and/or esterification so that Purchaser’s biodiesel plant can utilize corn oil, animal fats and other high free fatty acid feedstocks. It is required that the equipment and technology processes be backed by a 100% performance guarantee. Selection of the design builder and the terms of the commitment shall be subject to the approval of Purchaser, in its absolute discretion. As part of the requirements of this Section, Purchaser will use its commercially reasonable efforts to obtain an agreement procuring no less than 7,500,000 gallons of corn oil suitable for processing using the completed corn oil equipment. Any such agreement shall be subject to the review and approval of Purchaser in its sole discretion.

          (b)     Prior to Closing, Purchaser will use its commercially reasonable efforts to obtain (i) a $10 million USDA loan guarantee for Purchaser (loan guarantee anticipated to be a 70% guarantee)(the “Loan Guarantee”) and (ii) a loan to complete the Corn Oil Pretreatment Facility (“Loan”). The Loan Guarantee and Loan shall be for the amount necessary to complete the Corn Oil Pretreatment Facility, which is currently estimated to cost $7,000,000. All terms and conditions of the Loan Guarantee and the Loan shall be subject to Purchaser’s approval in its sole discretion.

          (c)     Prior to Closing, Purchaser will use its commercially reasonable efforts to obtain a $4 million small business loan for Purchaser (the “Small Business Loan”). All terms and conditions of the Small Business Loan shall be subject to Purchaser’s approval in its sole discretion.

          (d)     In the event Praj Schneider is approved as the design-builder, the binding commitment may include the payment by Purchaser in advance of the Closing Date of an undetermined amount of the engineering and design costs of the above-described equipment, processes and associated systems. Purchaser shall own all rights to the engineering, plans, drawings and other intellectual property prepared by the design builder on behalf of Purchaser for the project. In the event the Transaction is not closed, the Company shall have no rights to the engineering, plans, drawings and other intellectual property prepared by the design builder for the project.

          (e)     The Company shall use its commercially reasonable efforts to assist Purchaser in obtaining the Corn Oil Pretreatment Facility and related financings.

ARTICLE VII
EMPLOYEES

          Section 7.1     Employment. Prior to the Closing, Purchaser may, at its discretion, offer employment on an “at will” basis to the Employees of the Company. The Employees who accept Purchaser’s “at will” employment offer by the Closing Date are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws, after the Closing Date, Purchaser shall have the right to determine and change all terms and conditions of employment, including employee benefits and compensation, and to dismiss any or all Transferred Employees at any time, with or without cause.

          Section 7.2     Standard Procedure. Pursuant to Section 4 of Revenue Procedure 2004-53 I.R.B. 2004-34, (a) Purchaser and the Company shall report on a predecessor/successor basis as set forth therein, (b) the Company will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (c) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by the Company.

ARTICLE VIII
CONDITIONS TO CLOSING

          Section 8.1     Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

          (a)     the representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of the Company set forth in this Agreement, the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on the Company;

          (b)     the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;

          (c)     there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on the Company;

          (d)     Purchaser shall have received a certificate signed by the chairman and chief operating officer of the Company, in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.1(a)-(c) have been satisfied in all respects;

          (e)     with respect to each Owned Property, Purchaser shall have received a binding commitment from a title company of Purchaser’s choice, the costs of such commitment which will be borne by the Company, in an amount not to exceed $1,000.00, to issue a policy of title insurance on such Owned Property, which shall show title thereto to be in the condition represented by the Company herein (all Liens, including all Liens set forth on Company Disclosure Schedule 4.10(a)(i)(A), being satisfied by the Company at or prior to Closing, and satisfactory evidence thereof provided to Purchaser and its title company on or before Closing), and shall show no rights of occupancy or use by third parties other than tenants under Real Property Leases, no encroachments, and no gaps in the chain of title, the cost of the cure of which shall be borne by the Company (for the avoidance of doubt, the costs of any premium for title insurance shall be borne by Purchaser);

          (f)     Purchaser shall have received, from Purchaser’s surveyor, an ALTA/ACSM Class A Land Title Survey with respect to each Owned Property, which reflects the location of all improvements and easements and that all improvements are located within the boundaries of the Owned Property and that no encroachments exist, the cost of which surveys shall be borne equally by the Company and Purchaser;

          (g)     the Company shall have delivered to Purchaser’s title company any certifications, gap and lien indemnities and title and survey affidavits, commonly delivered in transactions involving the sale of real property in which title insurance is purchased, as may be requested by the title company in connection with the issuance of title insurance for Purchaser or its lenders, together with copies of formation documents, incumbency certificates, certificates of good standing and consents or resolutions as are reasonably requested by said title company;

          (h)     there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (i)     the Company shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority set forth on Company Disclosure Schedule 4.3(b) required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby and Purchaser and the Company shall have obtained those consents, waivers and approvals referred to in Section 4.3(b) hereof in a form satisfactory to Purchaser;

          (j)     the Company shall have provided Purchaser with an affidavit of non-foreign status of the Company that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

          (k)     the Company shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit C hereto and other documents and instruments of transfer reasonably requested by Purchaser or Purchaser’s title company;

          (l)     the Company shall have delivered, or cause to be delivered, to Purchaser duly executed general warranty deeds in forms appropriate for each state in which Owned Real Property is located and, if requested by Purchaser, separate assignments for the Real Property Leases;

          (m)     the Company shall have obtained the issuance, reissuance or transfer of all Permits (including Environmental Permits) to Purchaser necessary to conduct the operations of Business as of the Closing Date, and the Company shall have satisfied all property transfer requirements arising under Law, including Environmental Laws;

          (n)     the Company shall have obtained the appropriate consents required under incentives from Governmental Authorities related to the Facility and Purchaser shall have obtained the appropriate consents under incentives from Governmental Authorities related to its business;

          (o)     the Company shall have delivered, or caused to be delivered, to Purchaser duly executed assignments of the registrations and applications included in the Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Intellectual Property;

          (p)     the Company shall have delivered, or caused to be delivered, to Purchaser an opinion of Bradshaw, Fowler, Proctor & Fairgrave, P.C., , counsel to the Company, in form and content reasonably satisfactory to Purchaser: (i) that the Plan of Reorganization has been properly approved and authorized by the Bankruptcy Court and allows the Company to sell the

Purchased Assets to Purchaser and to consummate the Transactions contemplated by this Agreement and (ii) which contains the other opinions set forth on Exhibit D hereto;

          (q)     the Company shall have delivered all instruments and documents necessary to release any and all Liens on the Purchased Assets;

          (r)     the Company shall have delivered, or caused to be delivered, to Purchaser copies of all consents, waivers and approvals referred to in this Section 8.1; and

          (s)     Purchaser shall have obtained the Purchaser Unitholder Approval.

          (t)     This Agreement, the Transaction and any other transactions contemplated herein shall have been approved by the Bankruptcy Court as part of a plan of reorganization for the Company under Chapter 11 of the Bankruptcy Code and the confirmation order entered by the court shall have become a Final Order.

          (u)     Purchaser shall have obtained (i) the Loan Guarantee and (ii) the Loan. The Loan Guarantee and Loan shall be for the amount necessary to complete the Corn Oil Pretreatment Facility, which is currently estimated to cost $7,000,000.

          (v)     Purchaser shall have obtained a binding commitment from a design-builder for the Corn Oil Pretreatment Facility at the plant as described in Section 6.16. The binding commitment shall be on terms acceptable to Purchaser in its sole discretion and shall include the terms described in Section 6.16 and a 100% performance guarantee.

          (w)     Company shall have, to the reasonable satisfaction of Purchaser, satisfied the requirements of Section 6.10(c), (d) and (e) hereof related to the replacement, repair and testing of certain items.

          (x)     Purchaser shall have obtained Small Business Loan.

          Section 8.2     Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

          (a)     the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of Purchaser set forth in this Agreement, the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on Purchaser;

          (b)     Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement on or prior to the Closing Date;

          (c)     there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on Purchaser;

          (d)     the Company shall have received certificates signed by the Chief Executive Officer of Purchaser, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.2(a) through (c) have been satisfied in all respects;

          (e)     there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

           (f)     This Agreement, Transaction and any other transactions contemplated herein shall have been approved by the Bankruptcy Court as part of a plan of reorganization for the Company under Chapter 11 of the Bankruptcy Code.

ARTICLE IX
TERMINATION

          Section 9.1     Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

          (a)     At the election of Purchaser or the Company on or after December 31, 2009 (such date, as it may be extended under this Section 9.1(a), the “Termination Date”) if the Closing shall not have occurred by the close of business on such date; provided, that the terminating party is not in material default of any of its obligations hereunder; and provided further, that (A) either Purchaser or the Company shall have the option to extend, from time to time, the Termination Date for additional periods of time, not to exceed ninety (90) days in the aggregate (or such longer period as Purchaser and the Company may mutually agree) if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is the failure to obtain the necessary consents and approvals under applicable Laws or an Order of a Governmental Authority of competent jurisdiction shall be in effect and Purchaser and/or the Company are still attempting to obtain such necessary consents and approvals under applicable Laws, or are contesting (x) the refusal of the relevant Governmental Authority to give such consents or approvals, or (y) the entry of any such Order, in court or through other applicable proceedings; and (B) the right to terminate this Agreement pursuant to this Section 9.1(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;

          (b)     by mutual written consent of Purchaser and the Company;

          (c)     by written notice (i) from Purchaser to the Company that there has been an event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on the Company or (ii) from the Company to Purchaser that there has been an event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on Purchaser;

          (d)     by Purchaser or the Company if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

          (e)     by Purchaser, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.1(a), 8.1(b) or 8.1(c) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by the Company of notice of such breach from Purchaser;

          (f)     by the Company, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in any case such that the conditions set forth in Sections 8.2(a), 8.2(b) or 8.2(c) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Purchaser of notice of such breach from the Company;

          (g)     by Purchaser, if (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within fifteen (15) Business Days of the making thereof or (y) shall have failed to publicly reconfirm the Company Recommendation within fifteen (15) Business Days after receipt of a written request from Purchaser that it do so if such request is made following the making by any Person of a Takeover Proposal;

          (h)     by the Company if (i) the Board of Directors of Purchaser withdraws its favorable recommendation as to the Transaction or this Agreement or (ii) a voluntary or involuntary bankruptcy petition shall have been filed by or against Purchaser and is not discharged within sixty (60) days of the filing thereof;

          (i)     by Purchaser if the Purchaser Unitholder Approval shall not have been obtained at the Purchaser Unitholder Meeting or at any adjournment or postponement thereof; or

          (j)     by Purchaser on or before July 31, 2009, if Purchaser’s Environmental Assessment (as defined in Section 6.10(a)) at the Company’s properties shall have revealed any circumstances that could reasonably be expected to result in (A) the criminal prosecution of the Company or any director, officer or employee of the Company under Environmental Laws, (B) any suspension or closure of operations at the Company’s properties or facilities or the revocation or termination of any Environmental Permits which has a Material Adverse Effect on the Company or (C) any Environmental Costs and Liabilities that, individually or in the aggregate, will or could reasonably be expected to result in expenditures to cure in excess of the amounts reserved therefor on the Balance Sheet by at least $50,000.

          (k)     by Purchaser in the event that the Company does not comply with Section 6.4(b) hereof or Purchaser makes the determination under Section 6.4(c) that the plan of reorganization is not acceptable.

          Section 9.2     Procedure upon Termination. In the event of termination and abandonment by Purchaser or the Company, or all, pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or the Company.

          Section 9.3     Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or the Company; provided, however, that:

          (a) the obligations of the parties set forth in Section 9.4 and Article XII hereof shall survive any such termination and shall be enforceable hereunder; and

          (b) nothing in this Section 9.3 shall relieve Purchaser or the Company of any Liability for a willful breach of this Agreement prior to the effective date of such termination.

          Section 9.4     Termination Fee.

          (a)     The Company shall not sell the Purchased Assets to a third party (including without limitation by way of merger or other consolidation of the Company with such third party) for a sale price in any such transaction of less than $9,750,000. In the event this Agreement is terminated by the Company or the Purchaser due to the Company’s sale of or agreement to sell the Purchased Assets to a third party (including without limitation by way of merger or other consolidation of the Company with such third party) within twelve (12) months of the date of this Agreement, and the sale price in any such transaction for the Purchased Assets equals or exceeds $9,750,000, the Purchaser shall be paid a fee equal to $750,000 (the “Termination Fee”) from the proceeds of any such transaction.

          (b)     Any payment required to be made pursuant to Section 9.4(a) shall be made promptly at the closing of any third-party transaction for the Purchased Assets as described in Section 9.4(a) and in no event later than the date of any such closing. Any such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Purchaser or via cashier’s or certified check from the proceeds of the closing of such third-party transaction. In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 9.4 when due, such Termination Fee shall accrue interest for the period commencing on the date such Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York, from time to time during such period, as such bank’s Prime Lending Rate, plus 2%. In addition, if the Company fails to pay such Termination Fee, the Company shall also pay all of costs and expenses (including attorneys’ fees and related charges) in connection with efforts to collect such Termination Fee.

           (c)     Each of Purchaser and the Company acknowledges and agrees that in the event of a breach of this Agreement, payment of the Termination Fee is not the exclusive remedy of the parties, and the parties shall be entitled to the remedies set forth in Section 12.3, including injunction and specific performance, and all additional and other remedies available at law or in equity to which such party may be entitled, unless specifically set forth herein.

ARTICLE X
TAXES

          Section 10.1     Transfer Taxes. The Company and the Purchaser shall each (i) be responsible for half of any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

          Section 10.2     Prorations. The Company shall bear all property and ad valorem tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes. All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and the Company as of the Closing Date. The Company shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date and Purchaser shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date. With respect to Taxes described in this Section 10.2, the Company shall prepare and timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 10.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

          Section 10.3     Cooperation on Tax Matters. Purchaser and the Company shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XI
RISK OF LOSS

          The risk of loss, damage or destruction to the Purchased Assets from fire or other casualty or cause, shall be borne by the Company at all times up to the Closing. It shall be the responsibility of the Company prior to the Closing to use reasonable commercial efforts to repair or cause to be repaired and to restore the affected property to its condition prior to any such loss, damage or destruction. In the event of any such loss, damage or destruction, the proceeds of any claim for any loss payable under any insurance policy with respect thereto shall be used to repair, replace or restore any such property to its former condition subject to the conditions stated below. In the event that property reasonably required for the normal operation of the Business is not repaired, replaced, or restored prior to the Closing, Purchaser, at its sole option, upon written notice to the Company: (a) may elect to postpone Closing until such time as the property has been repaired, replaced, or restored, or (b) may elect to consummate the Closing and accept the property in its then condition, in which event the Company shall assign to Purchaser all proceeds of insurance theretofore, or to be, received, covering the property involved; and if Purchaser shall extend the time for Closing pursuant to clause (a) above, and the repairs, replacements, or restorations are not completed within sixty (60) days after the date on which all of the conditions set forth in Article VIII has been satisfied or waived (other than conditions by their nature are to be satisfied at Closing), Purchaser may, as its sole right and remedy, terminate this Agreement by giving written notice thereof to the Company, without any party having any Liability or obligation under or in respect of this Agreement.

ARTICLE XII
MISCELLANEOUS

          Section 12.1     Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the Company and Purchaser contained in this Agreement shall not survive the Closing. Notwithstanding the foregoing, all representations and warranties will survive the Closing indefinitely to the extent the representation or warranty was made with the actual Knowledge that such representation and warranty was not true and correct on the date made.

          Section 12.2     Notices. All notices and communications hereunder shall be deemed to have been duly given, delivered or made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email; provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Purchaser:	Soy Energy
222 North Main Street
Marcus, Iowa 50135
Telephone: (712) 376-2081

With a copy to:	Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, Iowa 50309
Telephone: (515) 242-2400
Facsimile: (515) 323-8514
Attn: Thomas D. Johnson

To the Company:	Freedom Fuels
Dale W. McBride, President
1610 Grouse Ave
Thornton, IA 50479

With a copy to:	Bradshaw, Fowler, Proctor & Fairgrave, P.C.
801 Grand Avenue, Suite 3700
Des Moines, IA 50309-8004
Phone: (515) 246-5817
Fax: (515) 246-5808
Attn: Jeffrey D. Goetz

          Section 12.3     Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable harm for which monetary damages would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to other remedies to which they are entitled at Law or in equity, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of proving the inadequacy of monetary damages as a remedy. In the event of any breach of this Agreement (other than a breach of a representation or warranty), the non-breaching party shall be entitled to recover reasonable attorneys’ fees and legal expenses incurred by it in connection with any litigation with respect to such breach.

          Section 12.4     Amendment; Waiver. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by Purchaser and the Company. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

          Section 12.5     No Third Party Beneficiaries. The representations, warranties and covenants set forth herein are solely for the benefit of the parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein.

          Section 12.6     Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

          Section 12.7     Entire Agreement. This Agreement (including all recitals, Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect after the Closing according to its terms.

          Section 12.8     Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any Government Entity, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by each of Purchaser and the Company, other than those disclosures made in connection with the Company’s Bankruptcy Court filings.

          Section 12.9     Expenses. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby shall be borne by the party incurring such costs and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

          Section 12.10     Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

          (a)     Except as provided in Section 12.10(b), the parties agree that they and this Agreement are subject to the jurisdiction of the Bankruptcy Court.

          (b)     Where jurisdiction in the Bankruptcy Court is inapplicable, THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF IOWA, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF IOWA. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the Iowa District Court in and for Polk County (the “Chosen Courts”).

          (c)     Solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, each party (i) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court or Chosen Courts (as applicable), (ii) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court or Chosen Courts (as applicable), (iii) waives any objection that the Bankruptcy Court or Chosen Courts (as applicable) are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 12.2 of this Agreement. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 12.11     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

          Section 12.12     Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

          Section 12.13     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          Section 12.14     Joint Authorship. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement will not apply to the construction and interpretation hereof.

          IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

SOY ENERGY, LLC		FREEDOM FUELS, LLC,
DEBTOR IN POSSESSION

By:	/s/ Charles Sand	By:	/s/ Dale W. McBride

Name (Print):	Charles Sand	Name (Print):	Dale W. McBride

Title:	Chairman	Title:	President

EXHIBIT A

ASSIGNMENT AGREEMENT

          This ASSIGNMENT AGREEMENT (this “Assignment”) is entered into this ___ day of ____________, 2009 between Soy Energy, LLC, an Iowa limited liability company (“Assignor”) and __________________________ (“Assignee”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined).

          WHEREAS, Assignor and Freedom Fuels, LLC (“Freedom Fuels”) have entered into that certain Asset Purchase Agreement, dated July ____, 2009 (the “Agreement”), providing for, among other things, the purchase of certain of Freedom Fuels’ assets by Assignor; and

          WHEREAS, in accordance with the terms of the Agreement, Assignor has agreed to enter into this Assignment, providing for the assignment from Assignor to Assignee of all of Assignor’s right, title and interest in, under and to the DIP Loans from and after the Closing, on and subject to the terms of the Agreement.

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

          1.          Assignment. In accordance with and subject to the terms of the Agreement, Assignor hereby sells, assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the DIP Loans.

          2.          Acceptance. In accordance with and subject to the terms of the Agreement, Assignee hereby accepts the assignment, transfer and conveyance of Assignor’s right, title and interest in, under and to the DIP Loans. Assignee further agrees and acknowledges that Assignor does not have any responsibility or liability with respect to the DIP Loans and does not retain, accept, undertake or agree to pay, satisfy, perform or discharge any obligations or liabilities of any kind arising out of, or required to be performed under, such assigned DIP Loans. Assignee will indemnify and hold harmless Assignor, its directors, officers, managers and any other person who controls or is controlled by Assignor, against any and all loss, liability, claim, damage and expense whatsoever, including reasonable attorney fees, arising out of or based upon the DIP Loans and/or this Assignment.

          3.          Successors. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

          4.          Conflicts with Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Agreement, the Agreement shall govern.

A-1

EXHIBIT A

          5.          Further Assurances. Assignor shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to fulfill its obligations under this Assignment and transfer and vest in Assignee full right, title and interest to the Dip Loans.

          6.          Counterparts. This Assignment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

          7.          Governing Law. This Assignment and all matters based upon, arising out of or related to this Assignment or the negotiation, execution or performance of this Assignment shall be governed by and construed in accordance with the laws, both procedural and substantive, of the State of Iowa without regard to its conflict of laws provisions that if applied might require the application of the laws of another jurisdiction.

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

SOY ENERGY, LLC

By:
Name:
Title:

[Assignee]

By:
Name:
Title:

A-2

EXHIBIT B

ASSIGNMENT AGREEMENT

          This ASSIGNMENT AGREEMENT (this “Assignment”) is entered into this ___ day of ____________, 2009 between Soy Energy, LLC, an Iowa limited liability company (“Soy Energy”) and BANKFIRST, a South Dakota state bank (“Bankfirst”).

          WHEREAS, Soy Energy is the holder of that certain Dividend Cash Flow Note issued by New Equity, LLC (“New Equity”), dated July ____, 2009 and attached hereto (the “Note”), providing for the payment of $2,000,000 by New Equity to Soy Energy, subject to the terms and conditions of the Note; and

          WHEREAS, in accordance with the terms of the Note, Soy Energy has agreed to enter into this Assignment, providing for the assignment from Soy Energy to Bankfirst of all of Soy Energy’s right, title and interest in, under and to the Note from and after the Closing, on and subject to the terms of the Note and this Assignment.

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

          1.          Assignment. In accordance with and subject to the terms of the Note and this Assignment, Soy Energy hereby sells, assigns, transfers and conveys to Bankfirst on a nonrecourse basis all of Soy Energy’s right, title and interest in and to the Note.

          2.          Acceptance. In accordance with and subject to the terms of the Note and this Assignment, Bankfirst hereby accepts the assignment, transfer and conveyance on a nonrecourse basis of Soy Energy’s right, title and interest in, under and to the Note. Bankfirst agrees that Soy Energy does not have any responsibility or liability with respect to the Note and does not retain, accept, undertake or agree to pay, satisfy, perform or discharge any obligations or liabilities of any kind arising out of, or required to be performed under, such assigned Note. In no event shall Soy Energy be liable for any deficiency or other liability resulting from or related to the Note, nor shall any action or proceeding be brought by Bankfirst against Soy Energy to recover judgment on the Note.

          3.          Successors. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

          4.          Conflicts with Note. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Note, the Note shall govern.

          5.          Further Assurances. Soy Energy shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to fulfill its obligations under this Assignment and transfer and vest in Bankfirst full right, title and interest to the Note.

EXHIBIT B

          6.          Counterparts. This Assignment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

          7.          Governing Law. This Assignment and all matters based upon, arising out of or related to this Assignment or the negotiation, execution or performance of this Assignment shall be governed by and construed in accordance with the laws, both procedural and substantive, of the State of Iowa without regard to its conflict of laws provisions that if applied might require the application of the laws of another jurisdiction.

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

SOY ENERGY, LLC

By:
Name:
Title:

BANKFIRST

By:
Name:
Title:

EXHIBIT B

[Attach Dividend Cash Flow Note]

EXHIBIT C

BILL OF SALE

          This BILL OF SALE (this “Bill of Sale”)is made and delivered this [___] day of [____________] 2009, by Freedom Fuels, LLC, an Iowa limited liability company and debtor in possession (the “Company”), for the benefit of Soy Energy, LLC, an Iowa limited liability company (“Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined).

          WHEREAS, the Company and Purchaser have entered into that certain Asset Purchase Agreement dated as of July 29, 2009 (the “Agreement”), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by the Company to Purchaser of the Purchased Assets as described in Section 2.1 of the Agreement.

          NOW, THEREFORE, in consideration of the mutual promises contained in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company, and subject to the terms and conditions of the Agreement:

          1.          Transfer of Purchased Assets. The Company does hereby bargain, sell, grant, assign, transfer, convey and deliver unto Purchaser, and its successors and assigns, forever, all of the Company’s right, title and interest in and to the Purchased Assets, free and clear of all Liens, TO HAVE AND TO HOLD such Purchased Assets with all appurtenances thereto, unto Purchaser, and its successors and assigns, for its use forever.

          2.          Further Assurances. At and after the Closing, the Company shall from time to time, at the request of Purchaser and without further cost or expense to Purchaser, execute and deliver such other instruments of assignment, transfer and conveyance and shall take such other action as Purchaser may reasonably request in order more effectively to assign, transfer and convey to Purchaser, and to place Purchaser in possession and control of, any of the Purchased Assets, or to enable it to exercise and enjoy all rights and benefits of the Company with respect thereto.

          3.          Successors and Assigns. This Bill of Sale shall inure to the benefit of and be binding upon the parties thereto and their respective successors and permitted assigns.

          4.          Conflicts with Agreement. Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Agreement. To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Agreement, the Agreement shall govern.

          5.          Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

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EXHIBIT C

          6.          Governing Law. This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of Iowa, as applied to contracts made and performed entirely in such State and without regard to its principles of conflict of laws.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Company has caused this Bill of Sale to be executed and delivered as of the day and year first above written.

Freedom Fuels, LLC, Debtor in Possession

By:
Name:

Title:

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EXHIBIT D

Form of Opinion of Company’s Counsel

_____________, 2009

Soy Energy, LLC
          222 North Main Street
          Marcus, Iowa 50135
          Telephone: (712) 376-2081

Ladies and Gentlemen:

          We represent Freedom Fuels, LLC, Debtor-in-Possession (the “Company”) as general reorganization counsel in the Company’s Chapter 11 bankruptcy case currently pending in the Northern District of Iowa under case number 08-02468-wle11 (the “Bankruptcy Case,”) and have acted as counsel to the Company in connection with the preparation, authorization, execution and delivery of, and the consummation of the transactions contemplated by, that certain Asset Purchase Agreement dated as of July 29, 2009 by and among Soy Energy, LLC (“Purchaser”) and the Company (the “Purchase Agreement”). This opinion is being rendered to you at the request of the Company pursuant to Section 8.1(p) of the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

          On the basis of such examination and our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion that:

          1.          The Company is a limited liability company duly organized and validly existing under the laws of the State of Iowa and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted in the State of Iowa.

          2.          The Company has full limited liability company power and authority to execute and deliver the Company Documents and to perform its obligations and consummate the transactions contemplated thereunder. The execution, delivery and performance of the Company Documents by the Company and the consummation of the transactions contemplated thereunder have been duly and properly brought before and authorized by the Company’s Board of Directors and Unitholders, and all necessary limited liability company action on the part of the Company relative to the approval, delivery and performance of the Company Documents and the consummation of the transactions contemplated thereunder has occurred. The Company Documents have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms.

D-1

EXHIBIT D

          3.          The execution and delivery by the Company of the Company Documents, the performance of the Company of its obligations thereunder and the consummation of the transaction contemplated thereby will not conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the Organizational Documents of the Company, (ii) any contract or permit to which the Company is a party or by which any of the properties or assets of the Company are bound, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) any Order applicable to the Company or by which any of the properties or assets of the Company are bound or (iv) Iowa or federal law or regulation.

          4.          Other than as set forth below, no consent, approval, waiver, license or authorization or other action by or filing with any Iowa or federal governmental authority is required in connection with the execution and delivery by the Company of the Company Documents to which it is a party, the consummation by the Company of the transactions contemplated thereby or the performance by the Company of its obligations thereunder, except for those already obtained or which are listed on Company Disclosure Schedule 4.3(b) and Company Disclosure Schedule 6.3 or waived by Purchaser or as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          5.          The Purchase Agreement has been duly and properly noticed to creditors and parties in interest, duly and properly brought before the Court in the Bankruptcy Case, and duly and properly approved and authorized by the Court in the Bankruptcy Case, as part of the Company’s Plan of Reorganization. As a result of such approval and authority from the Bankruptcy Court, the Company is authorized to consummate the transactions contemplated by the Purchase Agreement.

          This opinion constitutes our entire opinion regarding the subject matter hereof and supersedes all prior opinions regarding such subject matter.

Very truly yours,

BRADSHAW, FOWLER, PROCTOR & FAIRGRAVE, P.C.

By:
Jeffrey D. Goetz

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